                                 EXHIBIT 10.4




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                        GAS PURCHASE AND SALES AGREEMENT

                                     BETWEEN

                    POWELL VALLEY ELECTRIC COOPERATIVE, INC.
                                      BUYER

                                       AND

                                 TENGASCO, INC.
                                     SELLER

                PRODUCTION FROM VARIOUS WELLS IN HANCOCK CO., TN


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                        GAS PURCHASE AND SALES AGREEMENT
                                Table of Contents
Section         Title                                                       Page
-------         -----                                                       ----
 1      Definitions...........................................................1
 2      Construction of Facilities............................................3
 3      Quantity..............................................................3
 4      Point of Delivery.....................................................3
 5      Delivery Pressure.....................................................4
 6      Price.................................................................4
 7      Term..................................................................4
 8      Title, Possession and Control.........................................4
 9      Taxes.................................................................5
 10     Quality...............................................................5
 11     Standards for Measurement and Tests...................................7
 12     Billings and Payments................................................10
 13     Warranty of Title to Gas.............................................11
 14     Force Majeure........................................................12
 15     Miscellaneous........................................................15
        Signature Page.......................................................17

                        GAS PURCHASE AND SALES AGREEMENT

     THIS AGREEMENT, made, entered into and effective this 21st day of November, 1996, by and between Powell Valley Electric Cooperative, Inc., hereinafter referred to as "Buyer" and Tengasco, Inc., hereinafter referred to as "Seller."

                                  WITNESSETH:

     WHEREAS, Seller has a supply of natural gas available for sale to be produced from various wells located in Hancock County, Tennessee, and

     WHEREAS, Buyer may install a natural gas distribution system located in Buyer's service area, and

     WHEREAS, Seller desires to sell and deliver to Buyer and Buyer may purchase and receive from Seller natural gas in the quantities and under the terms and conditions hereafter set forth.

     NOW, THEREFORE, in consideration of the mutual benefits and covenants contained herein, Buyer and Seller have agreed as follows:

                                1.0 DEFINITIONS

     Unless expressly stated otherwise, the following terms, when used in this Agreement, shall mean:

     1.1 The terms "gas" and "natural gas" shall mean and include casinghead gas produced with crude oil, natural gas from gas wells, and residue gas from processing casinghead gas, gas well gas or


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both.

     1.2 A day shall begin at 8:00 a.m. in the time zone at the point of delivery on each calendar day and end at 8:00 a.m. on the following calendar day; a month or year shall begin at 8:00 a.m. on the first calendar day of such period of time and end at 8:00 a.m. on the first calendar day following such period.

     1.3 The term "cubic foot" shall mean the volume of gas which occupies one cubic foot when such gas is at a temperature of 60 degrees Fahrenheit and at a pressure of 14.73 pounds per square inch absolute.

     1.4 The term "Mcf" shall mean one thousand (1,000) cubic feet.

     1.5 The term "Btu" shall mean the quantity of heat that must be added to one pound avoirdupois of pure water to raise its temperature from 58.5 degrees

Fahrenheit to 59.5 degrees Fahrenheit at a constant pressure of fourteen and seventy-three hundredths pounds per square inch absolute (14.73 psia).

     1.6 The term "MMBtu" shall mean one million (1,000,000) Btus.

     1.7 The term "Seller's Facilities" shall mean any and all facilities required to be constructed and installed by Seller, at its sole cost and expense, to enable Seller to deliver gas to Buyer at the Point of Delivery specified in Section 4 hereof, in the quantities provided for in Section 3 hereof and meeting the quality specifications provided for in Section 10 hereof.

     1.8 The term "Buyer's Facilities" shall mean any and all facilities required to be constructed and installed by Buyer, at


                                       2
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its sole cost and expense, to enable Buyer to commence the receipt of gas from
Seller at the Point of Delivery specified in Section 4 hereof.

                         2.0 CONSTRUCTION OF FACILITIES

     2.1 Upon written request by the Buyer, Seller and Buyer agree to proceed in good faith and with due diligence in the construction of Seller's and Buyer's facilities, respectively, and upon completion of such facilities the parties shall commence the delivery and receipt of gas as soon as practical thereafter. In no event shall Buyer be obligated to pay for any gas hereunder prior to the time Seller's and Buyer's facilities have been constructed and made available to deliver and receive gas.

                                  3.0 QUANTITY

     3.1 Daily Quantity - Daily quantities shall be mutually determined by the Buyer and Seller at some future date prior to the Buy purchasing gas hereunder. Seller shall be obligated to sell and deliver to Buyer from its production wells in Hancock County, Tennessee, or from any other source interconnected to the Seller's facilities.

     3.2 In no event shall gas be sold from any source by Seller or transported and delivered by Buyer or Seller to any customer of Buyer within Buyer's service area without the written consent of Buyer, within twenty years from the initial date of this Agreement.

                             4.0 POINT OF DELIVERY

     4.1 Seller shall make deliveries of gas hereunder to Buyer at the point of delivery. The point of delivery for all gas


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delivered under this Agreement shall be at the interconnection of Seller's and
Buyer's facilities located at a mutually agreeable point on Buyer's Distribution System in Hancock County, Tennessee.

                             5.0 DELIVERY PRESSURE

     5.1 Seller shall make deliveries of gas hereunder to Buyer at the pressure required by Buyer from time to time to enable the gas to enter Buyer's facilities at Buyer's normal distribution pressure.

                                   6.0 PRICE

     6.1 The initial price per MMBtu to be paid by Buyer to Seller for all gas purchased and sold hereunder shall be mutually determined by the Buyer and Seller at some future date prior to the Buyer purchasing gas hereunder, but in no case shall the price exceed "the inside FERC price plus 20 cents."

                                    7.0 TERM

     7.1 This agreement shall be in force and effect from the date first above written and shall continue for a term of twenty years and on a year-to-year basis thereafter until terminated by either party giving 180 day prior notice to the other party to cancel this Agreement.

                        8.0 TITLE POSSESSION AND CONTROL

     8.1 As between the parties hereto, Seller shall be deemed to be in control and possession of the gas deliverable hereunder and responsible for any injuries, claims, liabilities or damages caused thereby prior to delivery to Buyer at the point of delivery. Buyer shall be deemed to be in exclusive control and possession thereof


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after receipt of gas meeting the quality specification set forth in Section 10 hereof, at the point of delivery and responsible for any injuries, claims, liabilities or damages caused by Buyer's possession and control. The party in control and possession of the gas meeting the quality specification set forth in
Section 10 hereof shall indemnify the other party with respect to any injuries, claims, liabilities or damages occurring while the gas is in the former's control and possession. Title to the gas sold hereunder shall pass from Seller to Buyer at the point of delivery.

                                   9.0 TAXES

     9.1 Buyer shall not be responsible for any federal, state or local taxes on production, gathering, severance or other taxes levied on gas volumes delivered by Seller. Seller hereby agrees to indemnify Buyer for any and all losses, damages, or claims, including attorney fees, for Seller's failure to report and pay for any and all federal and state production, gathering, severance or similar taxes levied on gas volumes delivered by Seller.

                                  10.0 QUALITY

     Seller agrees that the gas delivered hereunder at the point of delivery specified in Section 4.1 will, upon delivery:

     10.1 Have a total heating value of not less than one thousand (1,000) Btus per cubic foot;

     10.2 Be commercially free from dust, hydrocarbon liquids, water and any other substance that might become separated from the gas in Buyer's facilities, and Seller shall furnish, install and maintain and operate such drips, separators, heaters and other


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mechanical devices as may be necessary to effect compliance with such requirements;

     10.3 Not contain more than twenty (20) grains of total sulfur, nor more than one-fourth (1/4) of one (1) grain of hydrogen sulfide per one hundred (100) cubic feet;

     10.4 Not contain more than five (5) parts per million (PPM) by volume of oxygen, and Seller shall make every reasonable effort to keep the gas totally free of oxygen;

     10.5 Not contain more than four percent (4%) by volume of a combined total of carbon dioxide and nitrogen components; provided, however, that the total carbon dioxide content shall not exceed three percent (3%) by volume;

     10.6 Have a temperature of not more than one hundred degrees (100 degrees) Fahrenheit;

     10.7 All gas shall have been dehydrated by Seller for removal of entrained water present therein in a vapor state, and in no event contain more than seven
(7) pounds of entrained water per million cubic feet, at a pressure base of fourteen and seventy-three hundredths pounds (14.73) per square inch and a temperature of sixty degrees (60 degrees) Fahrenheit as determined by dew-point apparatus approved by the Bureau of Mines or such other apparatus as may be mutually agreed upon.

     10.8 As to gas which fails to meet the quality specifications set forth above, Buyer, in addition to any legal remedies it may have, shall have the right to refuse delivery of such gas.


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                    11.0 STANDARDS FOR MEASUREMENT AND TESTS

     11.1 A purchase/sales meter shall be installed, maintained and operated by Seller at the point of delivery to measure all gas sold and/or delivered for transportation or displacement under this agreement. The volume shall be measured by orifice meters with linear charts, twenty-four (24) hour rotation, or mutually agreeable measuring devices installed and operated, and computations made as prescribed in Gas Measurement Committee Report No. 3 of the American Gas Association, as such report may be amended or revised from time to time.

     11.2 The unit of volume for purposes of measurement shall be one (1) cubic foot of gas at a temperature base of sixty degrees (60 degrees) Fahrenheit and at a pressure base of fourteen and seventy-three hundredths (14.73) pounds per square inch absolute.

     11.3 Temperature shall be determined by a recording thermometer, when applicable, with twenty-four (24) hour chart rotation continuously used and installed so as to record properly the temperature of the gas flowing through the meter. The arithmetical average of the hourly temperatures recorded during each day shall be used to calculate volumes hereunder.

     11.4 Specific gravity shall be determined with accuracy to the nearest one-thousandth (0.001) by taking samples of the gas at the point of measurement at such times as may be designated by the parties hereto, but not more often than once each month and having the specific gravity determined by the use of the Acme Senior Gravity Balance, or any other instrument mutually agreed upon.


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     11.5 The total heating value of the gas shall be determined by joint tests made by taking samples of gas at the point of delivery but not more than once each month. Such samples to have the Btu content per cubic foot determined by:
(1) chromatographic analysis; or (2) by calculation of gross heating value by compositional analysis. Buyer and Seller may mutually agree to utilize other acceptable industry methods for determination of heating value. The Btu content shall be determined for a cubic foot of gas at a temperature of sixty degrees (60 degrees) Fahrenheit and a pressure of fourteen and seventy-three (14.73) pounds per square inch absolute on a dry basis.

     11.6 Tests to determine sulfur, hydrogen sulfide, oxygen, carbon dioxide, nitrogen and water content shall be made by approved standard methods in general use by the gas industry. Such tests shall be made at the request of either party. The cost of such tests are to be paid by the requesting party.

     11.7 The accuracy of the measuring and testing equipment shall be verified at least once each year and at other times upon request of Buyer or Seller. Tests for quality of the gas may be made at the time of testing equipment or at other times, but not more often than once each month. Notice of the time and nature of each test shall be given to the other party sufficiently in advance to permit convenient arrangement for a representative to be present. Tests and adjustments shall be made in the presence of and observed by representatives of both Buyer and Seller. All tests shall be made by Buyer at Buyer's expense, except that Seller shall bear the


                                       8
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expense of tests made at its request.

     11.8 If at any time of the measuring or testing equipment is found to be out of service or registering inaccurately in any percentage, it shall be adjusted at once to read accurately, within the limits prescribed by the manufacturer. If such equipment is out of service, or inaccurate by an amount exceeding two percent (2%) at a reading corresponding to the average rate of flow for the period since the last preceding test, the previous readings of such equipment shall be disregarded for any period definitely known or agreed upon, or if not so known or agreed upon, for a period of fifteen (15) days or one-half of the elapsed time since the last test, whichever is shorter. The volume of gas delivered during such period shall be estimated (i) by using the data recorded by any check-measuring equipment, if installed and accurately registering, of, if not installed or registering accurately, (ii) by correcting the error if the percentage of error is ascertainable by calibration, test or mathematical calculation, or, if neither such method is feasible, (iii) by estimating the quantity or quality delivered, based upon deliveries under similar conditions during a period when the equipment was registering accurately. No correction shall be made for recorded inaccuracies of two percent (2%) or less.

     11.9 Buyer and Seller shall have the right to inspect equipment installed or furnished by the other, and the charts and other measurement or testing data of the other, at all times during business hours, but the calibration and adjustment of such


                                       9
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equipment shall be done only by the party that installs or furnishes such equipment unless otherwise agreed upon. Each party shall preserve all original test data, charts and other similar records in such party's possession for a period of at least two (2) years.

                           12.0 BILLINGS AND PAYMENTS

     12.1 On or before the 15th working day of each month after deliveries of gas are commenced, Seller shall render to Buyer an invoice for the preceding month showing the total volume and the gross heating value of gas delivered at the point of delivery hereunder.

     12.2 Buyer will pay Seller on or before the 25th day of each month, or as to statements rendered after the 15th day of each month, within thirty (30) days after receipt of such statements, for gas delivered during the preceding month.

If the correct amount is not paid when due and such payment is not successfully disputed by Buyer, interest on any unpaid amount shall accrue at the rate of nine percent (9%) per annum. If such failure to pay continues for sixty (60) days, Seller, in addition to all other remedies, may thereafter suspend deliveries of gas hereunder and if such default continues for thirty (30) additional days, Seller may thereafter, in addition to any other rights Seller may have, suspend or terminate this contract. Provided, however, if Buyer in good faith shall dispute the amount of any such invoice or part thereof and shall pay to Seller such amounts as it concedes to be correct and shall undertake and guarantee to make payment to Seller


                                       10
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of the amount ultimately found due upon such invoice after a final determination which may be reached either by agreement or judgement of the courts, as may be the case, then Seller shall not be entitled to suspend or terminate this contract.

     12.3 Each party shall have the right to inspect and examine at all reasonable times the records and charts of the other party pertaining to the purchases and sale of gas hereunder. If any overcharge or undercharge in any amount whatsoever shall be determined within 12 months from the date of the invoice and the invoice therefor has been paid, Seller shall refund the amount of any overcharge or Buyer shall pay the amount of any undercharge within thirty
(30) days after the final determination thereof.

                          13.0 WARRANTY OF TITLE TO GAS

     13.1 Seller warrants title to all gas delivered or to be delivered hereunder, that Seller has the right to sell the same, and that such gas is free from liens and adverse claims of every kind. Seller will pay, or cause to be paid, all royalties, taxes and other sums due on production, gathering, severance or handling of the gas delivered by Seller to Buyer. Seller will indemnify and save Buyer harmless against all loans, damage and expense of every character on account of adverse claims to the gas delivered by it or of royalties, taxes, payments or other charges thereon applicable before or upon delivery to Buyer. If Seller's title is questioned or involved in any action, Buyer may thereafter refuse without penalty to accept further deliveries from Seller and/or Buyer may withhold payment (without interest) of sums due hereunder


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up to the amount of the claim until title is free from such question or such action is finally determined, or until such time as Seller furnishes bond conditioned to save Buyer harmless with sureties satisfactory to Buyer.

                               14.0 FORCE MAJEURE


     14.1 If either Buyer or Seller is rendered unable, wholly or in part, by force majeure to perform its obligations under this Agreement, other than the obligation to make payments then due for gas previously delivered, it is agreed that performance of the respective obligations of the parties hereto to deliver and receive gas, so far as they are affected by such force majeure, shall be suspended from the inception of any such inability until it is corrected but for no longer period. The party claiming such inability shall give notice thereof to the other party as soon as practicable after the occurrence of the force majeure. If such notice is first given by telephone or facsimile communication, it shall be confirmed promptly in writing giving full particulars. The party claiming such inability shall promptly correct such inability to the extent it may be corrected through the exercise of reasonable diligence.

     14.2 Neither party shall be liable to the other for any losses or damages, regardless of the nature thereof and howsoever occurring, whether such losses or damages be direct or indirect, immediate or remote, by reason of, caused by, arising out of, or in any way attributable to the suspension of performance of any obligation of either party to the extent that such suspension


                                       12
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occurs because a party is rendered unable, wholly or in part, by force majeure to perform its obligations.

     14.3 The term "force majeure" as used herein shall mean, cover and include the following:

     (a) Acts of God or Acts of Providence including, without limitation, epidemics, landslides, hurricanes, floods, washouts, lightning, earthquakes, storm warnings, extreme heat or cold, any other adverse weather conditions and threats of any of the foregoing, and whether preceded by, concurrent with, or followed by acts of omissions of any human agency, whether foreseeable or not, which may directly or indirectly contribute to or result in either party's inability to perform its obligations.

     (b) Acts of Government including, without limitation, laws, orders, rules, decrees, judgements, judicial actions, regulations, acts of arrests or restraint, and threats of any of the foregoing by any government (de jure or defacto), or any agency subdivision or instrumentality thereof, having, claiming or asserting authority or jurisdiction over the severance, production, gathering, transportation, handling, sale or delivery of the subject matter of this Agreement, when any such Act of Government directly or indirectly contributes to or results in either party's inability to perform its obligations.

     (c) Acts of Civil Disorder including, without limitation, acts of sabotage, acts of the public enemy, acts of war (declared or undeclared), blockades, insurrections, riots, mass protests or demonstrations and threats of any of the foregoing, and police



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action in connection with or in reaction to any such Acts of Civil Disorder, when any such Act of Civil Disorder directly or indirectly contributes to or results in either party's inability to perform its obligations.

     (d) Acts of Industrial Disorder including, without limitation, strikes, lockouts, picketing and threats of any of the foregoing, when any such Acts of Industrial Disorder directly or indirectly contributes to or results in either party's inability to perform its obligations; provided, however, that the settlement of any labor dispute to prevent or end any such Acts of Industrial Disorder shall be within the sole discretion of the party to this Agreement involved in such labor disputes, and the above requirement that any liability shall be corrected with reasonable diligence shall not apply to labor disputes.

     (e) Failure of Facilities including, without limitation, freezing of wells or lines of pipe, failure resulting from fires, washouts, mechanical breakdowns of, malfunctions of or necessities for making repairs or alterations to machinery, lines of pipe, pumps, compressors, valves, gauges or any of the equipment therein or thereon, and cratering, blowout, or failure to any well or wells to produce, when any such Failure of Facilities directly or indirectly contributes to or results in either party's inability to perform its obligations.

     (f) Inability to obtain or acquire at reasonable cost grants, servitudes, rights-of-way, permits, licenses, or any other authorization from third parties or agencies (private or


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governmental) or inability to obtain or acquire at reasonable cost necessary materials and supplies, to construct, maintain and operate any facilities required for the performance of any obligations under this Agreement, when any such inability directly or indirectly contributes to or results in either party's inability to perform its obligations.

     (g) Any occurrence, condition, situation, or threat thereof, not covered by Subparagraphs (a) through (f) above, which renders either party unable to perform its obligations, provided such occurrence, condition, situation or threat thereof is not under or within the control of the party claiming such inability, provided such party could not have prevented such occurrence, condition, situation or threat thereof by the exercise of reasonable diligence.

                               15.0 MISCELLANEOUS

     15.1 No waiver by Buyer or Seller of any default of the other under this Agreement shall operate as a waiver of any future default, whether of a like or different character.


     15.2 Every notice, request, statement or invoice provided for in this Agreement shall be in writing directed to the party to whom given, made or delivered at such party's address as follows:

          Buyer:    Powell Valley Electric Cooperative, Inc.
                    325 Straight Creek Road
                    P.O. Box 1528
                    New Tazewell, TN 37825
                    Telephone: (423) 626-5204
                    Fax: (423) 626-0711


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


          Seller:   Tengasco, Inc.
                    Suite 500, Medical Arts Building
                    603 Main Avenue
                    Knoxville, TN 37902
                    Telephone: (423) 523-1124
                    Fax: (423) 523-9894

or at such other address as such party shall from time to time designate as the address for such purpose by letter addressed to the other party or parties.

     15.3 The parties agree that the place of execution of this Agreement is Hancock County, Tennessee. Buyer and Seller agree that this Agreement shall be construed according to the law of the State of Tennessee.

     15.4 This Agreement shall bind and inure to the respective successors and assigns of the parties hereto, but no assignment shall relieve any party's obligations hereunder without written consent of the other party.

     15.5 The parties hereto understand and agree that the total price to be paid for gas delivered hereunder is the price set forth in Section 6.0 hereof inclusive of all taxes, royalties, payments or any other charges thereof applicable before or upon delivery to Buyer.


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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate as of the day and year first above written.

                              POWELL VALLEY ELECTRIC COOPERATIVE, INC., Buyer
                              By:  [illegible]
                              Title: [illegible]
                              Date:  11/18/96



                              TENGASCO, INC., Seller
                              By:  /s/ Ted P. Scallon
                              Title: President/C.E.O.
                              Date:  11/15

Signature page to Gas Purchase and Sales Agreement dated November 18th, 1996, between Powell Valley Electric Cooperative, Inc., Buyer, and Tengasco, Inc., Seller, relating to the purchase and sale of gas from various wells in Hancock County, Tennessee.


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                              CONSULTING AGREEMENT

     THIS AGREEMENT, made and entered into the 30th day of October, 1996, by and between Powell Valley Electric Cooperative, Inc. and ________________________ ("Consultants"), and Tengasco, Inc. ("Tengasco").

     WHEREAS, Consultants agree to provide certain services pertaining to the acquisition of pipeline rights-of-way to Tengasco under the following terms and conditions:

     1. Services. Tengasco hereby retains the Consultants to provide pipeline acquisition services as requested from Tengasco from time to time in Tengasco's sole discretion. The services to be performed under this Agreement shall commence upon execution of this Agreement. Title work may also be performed.

     2. Fees. As full and complete compensation for all services provided hereunder during the term of this Agreement, Tengasco shall pay Powell Valley Electric Cooperative, Inc. for all billable hours worked (except title work) at a rate of $35.00 per man hour. Title work shall be at the rate of $75.00 per man hour. Consultants will record all billable hours on a daily basis. Consultants will invoice Tengasco for all services performed by Consultants during the term of this Agreement. Tengasco will pay such invoice within thirty (30) days of receipt of said invoice. Tengasco agrees to reimburse Consultants for reasonable expenses including mileage at $0.30 per mile and other miscellaneous expenses related to pipeline right-of-way acquisition. Tengasco agrees that Consultants may employ additional landsmen if necessary to obtain certain rights-of-way. Consultants agree to compensate only additional landsmen and invoice Tengasco for same at a rate not to exceed that agreed upon above.

     3. Term. The provisions of this Agreement shall be effective as of the date hereof and shall continue in full force and effect until terminated by either party without cause on five (5) days notice to the other. Provided, however, the provisions of Paragraph 4 herein shall survive termination of this Agreement consistent with the terms set out in said paragraph.


     4. Confidential Information Agreement. Consultants hereby acknowledge and agree to be bound by the terms of that certain Confidential Information Agreement executed between the parties on even date herewith.

     5. No other representations, written or oral, have been made by any party to this Agreement. This Agreement shall be amendable only in writing. All work done by Consultants for Tengasco shall be deemed pursuant to this Agreement unless otherwise agreed upon between the parties in writing.

     6. Indemnity. To the fullest extent permitted by law, any provision hereof to the contrary notwithstanding, Consultants shall not be liable or responsible for any accident, loss, injury or damage, happening or accruing during the term of this Agreement, and Tengasco shall and does hereby fully indemnify, protect, defend, and hold harmless Consultants from and against all liens, claims of liens, demands, liabilities, causes of action, judgments, costs, claims, damages, suits, losses and expenses, including attorney fees of any nature kind, or description (collectively "Liabilities"), of the Consultants arising out of, caused by, or resulting from the performance of services provided by Consultants.

     7. Should any part of this Agreement be unenforceable or ever deemed invalid, null or void all remaining provisions of this Agreement shall continue in full force and effect.

     8. This Agreement shall be governed by the laws of the State of Tennessee.

     Executed the day and year above written.

                                   TENGASCO, INC.

                                   By:  /s/ Ted P. Scallon
                                   Title: President/C.E.O.

                                   POWELL VALLEY ELECTRIC COOPERATIVE, INC.
                                   Consultants

                                   By:  [illegible]
                                   Title: President



                                        3